EXHIBIT 10_T

RESTRICTED STOCK AGREEMENT UNDER THE

2003 LONG-TERM INCENTIVE PLAN

THIS AGREEMENT is made as of the 10th day of February, 2004, by and between Sigma-Aldrich Corporation (“Company”) and David Harvey (“Awardee”).

WHEREAS, the Board of Directors of the Company (“Board of Directors”) has adopted and the shareholders of the Company have approved the 2003 Long-Term Incentive Plan (“Plan”) pursuant to which common stock of the Company (“Common Stock”) may be granted to employees of the Company and its subsidiaries; and

WHEREAS, the Company and the Awardee previously entered into an employment agreement effective January 1, 2003 (“Employment Agreement”) that contemplated a restricted stock award to the Awardee; and

WHEREAS, the Company desires to make a restricted stock award to the Awardee of Twenty-Five Thousand Nine Hundred (25,900) shares under the terms hereinafter set forth:

NOW, THEREFORE, in consideration of the premises, and of the mutual agreements hereinafter set forth, it is covenanted and agreed as follows:

1. Award Subject to Plan. This award is made under, and is expressly subject to, all the terms and provisions of the Plan, a copy of which has been given to Awardee and which terms are incorporated herein by reference.

2. Terms of Award. Pursuant to action of the Compensation Committee of the Board of Directors, which action was taken on February 10, 2004 (“Date of Award”), the Company awards to the Awardee Twenty-Five Thousand Nine Hundred (25,900) shares of the Common Stock of the Company (“Shares”). Such Shares shall be held by the Company and are nontransferable by the Awardee for a period commencing on the Date of Award and ending on January 1, 2006 (“Restriction Period”) and are subject to forfeiture, as more fully described below. If the Awardee’s employment does not terminate during the Restriction Period, 12,950 of the Shares shall become fully vested and nonforfeitable, and their restrictions shall lapse, on January 1, 2006. In addition, all or a portion of the remaining 12,950 Shares (“Remaining Shares”) will vest on January 1, 2006 if the Awardee is both employed on January 1, 2006 and the Company achieves the performance goals established by the Board of Directors as set forth in Exhibit A hereto. If the Company achieves such performance goals in calendar years 2003, 2004 and/or 2005, 33 1/3 % of the Remaining Shares will vest for each year such performance goals are achieved, provided the Awardee is employed on January 1, 2006. Even if the Company does not achieve the desired level of performance in each of 2003, 2004 and 2005, the Remaining Shares will nonetheless vest in full if the Awardee is employed on January 1, 2006 and the Company achieves the desired performance for the three-year period beginning January 1, 2003 and ending January 1, 2006. During the Restriction Period the nontransferable Shares shall bear a legend indicating their nontransferability. If the Awardee’s employment with the Company terminates during the Restriction Period other than to the extent provided herein by reason of a Change of Control (as defined by and under the circumstances stated in the Employment Agreement), involuntary termination without Cause (as defined in the Employment Agreement), death or disability, the Awardee shall forfeit the Shares. If the performance goals established by the Board of Directors as provided herein are not achieved, or the Awardee’s employment with the Company terminates during the Restriction Period other than to the extent provided herein by reason of a Change of Control (as defined by and under the circumstances stated in the Employment Agreement), involuntary termination without Cause (as defined in the Employment Agreement), death or disability, the Awardee shall forfeit the Remaining Shares.

3. Effect of Termination on Change of Control, without Cause, Disability or Death on Vesting. In the event of the Awardee’s termination of employment in connection with a Change of Control (as defined in the Employment Agreement) under the circumstances and to the extent provided in Sections 2.4(c)(ii) or 2.4(d) of the Employment Agreement, all of the Shares described in Section 2 above shall vest and become immediately free of restrictions. In the event of the Awardee’s involuntary termination of employment with the Company without Cause (as defined in the Employment Agreement), other than by reason of death or disability, during the Restriction Period, a pro rata portion (based upon the percentage of the period from January 1, 2003 through January 1, 2006 which has elapsed prior to the Awardee’s involuntary termination) of 50% of all of the Shares described in Section 2 above shall vest and become immediately free of restrictions. In the event of the death or disability of the Awardee while employed with the Company during the Restriction Period, a pro rata portion (based upon the percentage of the period from January 1, 2003 through January 1, 2006 which has elapsed prior to the Awardee’s death or disability) of all of the Shares described in Section 2 above shall vest and become immediately free of restrictions.

4. Shareholder Rights. During the Restriction Period, the certificates representing the Shares shall be held by the Company. At the end of the Restriction Period (or, to the extent provided above, upon an earlier termination to the extent described in Section 3 above), the Company shall deliver such applicable certificates to the Awardee or to the Awardee’s beneficiary or estate, as applicable. During the Restriction Period, the Awardee will be entitled to all dividends and distributions paid on or with respect to the Shares, and the Awardee will be entitled to instruct the Company how to vote the Shares. If the Awardee forfeits any rights the Awardee may have under this Award Agreement, the Awardee will, on the day following the event of forfeiture, no longer have any rights as a stockholder with respect to the forfeited portion of the Shares or any interest therein (or with respect to any Shares not then vested), and the Awardee will no longer be entitled to receive dividends and distributions with respect to the Shares or vote (or instruct the Company how to vote) the Shares as of any record date occurring thereafter.

5. Withholding. The Company shall withhold from any payment of cash or Stock an amount sufficient to pay any required withholding taxes.

6. Definitions; Copy of Plan. To the extent not specifically defined in this Agreement or specifically defined by reference to another document, all capitalized terms used in this Agreement will have the same meanings ascribed to them in the Plan. By execution of this Agreement, the Awardee acknowledges receipt of a copy of the Plan.

7. Board Administration. This award has been made pursuant to a determination made by the Compensation Committee of the Board of Directors, and such Committee or any successor or substitute authorized by the Board of Directors in accordance with the Plan, and subject to the express terms of this Agreement, shall have plenary authority to interpret any provision of this Agreement and to make any determinations necessary or advisable for the administration of this Agreement and may waive or amend any provisions hereof in any manner not adversely affecting the rights granted to the Awardee by the express terms hereof.

8. Amendment. This Agreement may be amended, in whole or in part, at any time by the Board of Directors or any successor or substitute authorized by the Compensation Committee in accordance with the Plan; provided, however, that no amendment to this Agreement may adversely affect the Awardee’s rights under this Agreement without the Awardee’s written consent.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf, and the Awardee has signed this Agreement to evidence the Awardee’s acceptance of the terms hereof, all as of the date first above written.

SIGMA-ALDRICH CORPORATION

By:	/s/ Kirk Richter

Name:	Kirk Richter
Title:	Treasurer and Investor Relations

/s/ David Harvey
David Harvey

EXHIBIT A

The performance goals used to measure vesting of the Remaining Shares described in Section 2 of the attached Agreement will be based upon the Company’s achievement of performance equal to or better than the average performance of its peers with respect to one or more or a combination of revenue growth, earnings per share growth, and growth in operating cashflow, as determined by the Compensation Committee in its discretion. The peer group is set forth in Attachment 1 to this Exhibit A. In recognition of the fact that no other business constitutes an exact peer to the Company, the Compensation Committee may modify the peer group annually, or may determine that the Company’s performance will be measured against a weighted market basket index of companies in the three sectors corresponding to the Company’s business – life sciences, biotech and chemicals. These three sectors will be appropriately weighted to reflect the percentage of the Company’s business in each such sector. In determining performance of the Company relative to its peers, the Compensation Committee in its discretion shall make appropriate adjustments for acquisitions or divestitures, unusual or nonrecurring items which have a material effect, and the impact of currency adjustments.

ATTACHMENT 1

INITIAL PEER GROUP

Apogent Technologies, Inc.

Applied Biosystems Group

Fisher Scientific International, Inc.

Invitrogen Corporation

Waters Corporation

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